Exhibit 10.1
4 October 2005
«Name»
«Address_1»
«Address_2»
«Address_3»
«Address_4»
Long-Term Incentive Plan — Fiscal Year 2006 Awards
Dear      :
One of the priorities of our Management Compensation Program is to provide you with the opportunity to share in the long-term success of Air Products. You play an important role in the present and future performance of our Company. As a result of your performance during the past year, I am pleased to present your 2006 stock awards under the Company’s Long-Term Incentive Program.
As in the past, our long-term incentive awards recognize your contributions to the business, align individual goals and performance with shareholder interests and the longer-term Company focus, and provide you with a competitive pay opportunity. Your 2006 awards include:
•	A Nonstatutory Stock Option to purchase «Stock_Option» shares of Common Stock at a purchase price of $55.33 per share, which is 100% of the 3 October 2005 Fair Market Value of a share of Common Stock; and

•	An award of «Rest_Shares» Restricted Shares of Company Common Stock issued to you as of 4 October 2005; and

•	«Perf_Share» Deferred Stock Units with a three year ORONA performance period, each Unit (a “Performance Share”) being equivalent in value to one share of common Stock.
We are committed to offering long-term incentive awards for our employees who contribute to our success — both now and in the future. Thank you again for your dedication and on-going contributions to Air Products.

Your 2006 Awards are subject to and contingent upon your agreement to the conditions described in Paragraph 17 of Exhibit 1 (the “Conditions”). In order for your 2006 Awards to become effective, please print and countersign this letter, make a copy for your records, and return a copy of the letter to Jim Bell, Manager of Compensation, by 21 November 2005 in acknowledgment of your agreement to the Conditions.
This letter, together with its Exhibit, constitutes the agreement governing your 2006 Awards (this “Awards Agreement”). Your 2006 Awards are also at all times subject to the applicable provisions of the Long-Term Incentive Plan (the “Plan”) and to any determinations made by the Management Development and Compensation Committee of the Board of Directors (or its delegate) with respect to your 2006 Awards as contemplated or permitted by the Plan or the Conditions. In addition, the Committee has established a one-year holding period for a portion of your Nonstatutory Stock Option. You are expected to hold, for one year, 50% of the net shares (after taxes and commissions) that you receive upon an exercise of the Stock Option.
Neither your 2006 Awards, this Awards Agreement or the Plan constitute a contract of employment, nor do they guarantee your continued employment for any period required for all or any of your 2006 Awards to vest or become exercisable, or to be earned or paid out. Except as otherwise indicated all capitalized words used in this Awards Agreement have the meanings described in the Plan.
WITNESSETH the due execution of this Awards Agreement at Allentown, Pennsylvania effective as of the 3rd day of October 2005 intending to be legally bound hereby.

AIR PRODUCTS AND CHEMICALS, INC.
By:

John P. Jones III

ACKNOWLEDGED AND AGREED this
                     day of                                                         , 200   .

          «Name»

Exhibit

EXHIBIT I
AIR PRODUCTS AND CHEMICALS, INC. (the “Company”)
LONG TERM INCENTIVE PLAN
FY2006 AWARD AGREEMENT
1.	As described in the foregoing grant letter, you are hereby granted FY2006 Awards consisting of Stock Options (“Options”), shares of Company Common Stock (“Restricted Shares”), and Deferred Stock Units to be called “Performance Shares” under the Air Products and Chemicals, Inc. Long Term Incentive Plan as amended and restated on January 23, 2003 (the “Plan”). The Options are “Nonstatutory Stock Options” as described in Section 6 of the Plan. The Restricted Shares are described in Section 8 of the Plan. The Deferred Stock Units are described in Section 9 of the Plan. The Management Development and Compensation Committee of the Company’s Board of Directors has approved these Awards subject to the applicable provisions of the Plan and the terms of this Agreement, and contingent upon your execution of this Agreement. All capitalized terms used in this Agreement have the meaning ascribed to them in the Plan.

2.	Each Option entitles you to purchase one share of Common Stock (“Share”) at a purchase price of $55.33 as described below. You can first purchase Shares as follows: (i) up to one-third of the Shares may be purchased on or after 1 October 2006 and (ii) up to an additional one-third of such Shares may be purchased on or after 1 October 2007 and 2008, respectively. The Options cannot be exercised with respect to fractional Shares, and, accordingly, the number of Shares will be rounded down to the nearest Share on the first two of the foregoing dates and up to the nearest Share on the third such date to eliminate fractional Shares. The Options were granted on 3 October 2005 and will continue for a period of ten (10) years and one day from such grant date and will expire and no longer be exercisable on 4 October 2015.

3.	You may purchase Shares by delivering to the Company, at its principal offices in Allentown, Pennsylvania, written notice of exercise of the Option on forms to be provided by the Company and the full purchase price of the Shares. Payment of the purchase price may be made in cash, by the delivery of an irrevocable exercise notice coupled with irrevocable instructions to a designated broker to simultaneously sell the Shares and deliver to the Company on the settlement date the portion of the proceeds representing the purchase price and any taxes to be withheld, or by delivery or attestation of ownership of other shares of Common Stock owned by you. Payment of any taxes required to be withheld at the time of exercise may be made in cash (including from a broker on the settlement date) or by having the number of Shares acquired in the exercise reduced by an amount equal in value to the amount of such taxes required to be withheld.

4.	Your Options terminate as of the close of business on the last day of your employment with the Company or a Subsidiary, unless your employment ends due to your death, Disability or Retirement. However, Options which have been held for less than one year from the date of grant terminate when employment ends for any reason. Upon your death, Disability or Retirement on or after 30 September 2006, any unexercisable portion of the Options will be extended for the remaining term of the award (that is, will become vested and be exercisable) as if you had continued to be an active employee of the Company or a Subsidiary.

5.	In the event of a Change in Control, the Options become exercisable on the later of the Change in Control or the first date more than six months from grant. Further, during the 30-day period following a Change in Control, Options may be surrendered for payment of 100% of the “spread” between the value of the Shares (as defined in Section 11(a)(A) of the Plan), and the purchase price.

6.	Options are nonassignable and nontransferable except to your Designated Beneficiary, by will or by the laws of descent and distribution, or by gift to family members or to trusts of which only family members are beneficiaries. Transfers by gift can be made only after the Option has become exercisable and subject to such administrative procedures and to such restrictions and conditions as the officers of the Company shall determine to be consistent with the purposes of the Plan and the interests of the Company and/or to be necessary or appropriate for compliance with all applicable tax and other legal requirements. Subject to the foregoing, you may transfer Options by gift only by delivering to the Company at its principal offices in Allentown, Pennsylvania, written notice of the intent to transfer the Options on forms to be provided by the Company.

7.	The Restricted Shares shall be issued to you, contingent upon your execution of this Agreement, as of 4 October 2005. Upon issuance of the Restricted Shares, you shall have all the rights of a shareholder with respect to the Restricted Shares, including the right to vote such Restricted Shares and receive all dividends or other distributions paid with respect to the Restricted Shares, subject only to the restrictions contained in Paragraph 8 below. In the event of any change in the outstanding shares of Common Stock of the Company or the occurrence of certain other events described in Section 12 of the Plan, an equitable adjustment of the number of Restricted Shares covered by this Agreement shall be made consistent with the impact of such change or event upon the rights of the Company’s other shareholders, and any additional shares of Common Stock issued to you as a result of such adjustment shall be Restricted Shares subject to this Agreement, including, without limitation, the restrictions contained in Paragraph 8.

8.	The “Restriction Period” with respect to the Restricted Shares shall be the period beginning 4 October 2005 and ending upon the earliest of six months following your death, Disability, Retirement, or immediately following a Change in Control of the Company. During the Restriction Period, the

Restricted Shares may not be sold, assigned, transferred, encumbered, or otherwise disposed of by you; provided however, that upon your exercise of Stock Options, such Restricted Shares may be used to pay the purchase price by attestation, with the stipulation that the Restricted Shares attested will remain subject to the restrictions of this Paragraph 8 and the terms of this Agreement. If your employment by the Company and all its Subsidiaries is terminated for any reason prior to 1 October 2006, or for any reason other than death, Disability or Retirement after 30 September 2006, the Restricted Shares shall be returned to the Company and forfeited in their entirety; provided that, in the event of a Change in Control of the Company, your rights to the Restricted Shares shall become immediately transferable and nonforfeitable.
9.	At the end of the Restriction Period, and, if earlier, upon your election to include the value of the Restricted Shares in your federal taxable income pursuant to Internal Revenue Code Section 83(b), payment of taxes required to be withheld by the Company must be made. When taxation occurs at the end of the Restriction Period, applicable taxes will be withheld by reducing the number of the Restricted Shares issued to you by an amount equal in market value to the taxes required to be withheld. In the event you make a section 83(b) election, applicable taxes must be paid in cash to the Company at the time the election is filed with the Internal Revenue Service.

10.	In the event your employment is terminated due to your death on or after 30 September 2006, the Restricted Shares shall be transferred free of restriction, net of any applicable taxes, to your Designated Beneficiary or, if none, to your legal representative.

11.	The Performance Shares granted to you will be earned at the percentage indicated on the attached Schedule for the level of average annual ORONA achieved for a three year performance cycle ending 30 September 2008. Subject to the forfeiture conditions contained in Paragraph 12, each earned Performance Share will entitle you to receive, at the end of the Deferral Period

(as defined below), a payment equal to the value of one share of Company Common Stock.
12.	The Deferral Period will begin on the date of this Agreement and will end on the respective date your Performance Shares are paid as described in Paragraph 13. If your employment by the Company and all its affiliates is terminated for any reason prior to 1 October 2006, all your Performance Shares will be automatically forfeited in their entirety. If your employment by the Company and all its affiliates terminates after 30 September 2006 other than due to death, Disability or Retirement, you will forfeit all of your Performance Shares for which the performance cycle is not completed. If your employment by the Company and all its affiliates is terminated after 30 September 2006 due to death, Disability, or Retirement, you will forfeit a pro-rata portion of your earned Performance Shares which portion in each case shall be based on the number of full months you worked following the grant date.

13.	Performance Shares earned and not forfeited shall be paid as follows, as soon as administratively practical after the due date: one-half shall be paid in a cash payment at the end of the performance cycle which shall be equal to the Fair Market Value, as of the last day of the performance cycle, of the number of shares of Company Common Stock representing half of the Performance Shares earned; and the remaining half of the earned Performance Shares shall be paid in shares of Company Common Stock (“Deferred Shares”) at the end of the two-year period following the end of the performance cycle. No portion of the Deferred Shares will be distributed to you if you terminate employment by the Company and all its affiliates prior to the end of the Deferral Period other than due to death, Disability, or Retirement. No cash dividends or other amounts shall be payable with respect to the Performance Shares during the Deferral Period. If your employment by the Company and all affiliates is terminated during the Deferral Period due to death, Disability, or Retirement, your earned Deferred Shares will be paid as follows: Deferred Shares for which the performance cycle is complete will be paid on the earlier of the date they would have been paid if you remained employed or six months after your employment terminates, and Deferred Shares for which the performance cycle is not complete will be paid on the later of six months after the termination of your employment or the completion of the performance cycle. At the end of the Deferral Period for each earned and nonforfeited Performance Share, the Company will also pay to you, an additional cash payment equal to the dividends which would have been paid on a share of Common Stock during the Deferral Period, net of applicable taxes.

14.	If your employment by the Company or a Subsidiary terminates during the Deferral Period due to death, payment in respect of earned Performance Shares that are not forfeited and of related Dividend Equivalents shall be made to your Designated Beneficiary or, if none, your legal representative.

15.	Following or in connection with a Change in Control, all outstanding Performance Shares, together with any Dividend Equivalents for the period for which such Performance Shares have been outstanding, shall be paid in accordance with Section 11(e) of the Plan.

16.	In the event of any change in the outstanding shares of Common Stock of the Company or the occurrence of certain other events as described in Section 12 of the Plan, an equitable adjustment of the number of Performance Shares covered by this Agreement shall be made as provided in the Plan.

17.	Notwithstanding the above, your FY2006 Awards are granted subject to forfeiture for breach of the following conditions (“Conditions”):
(i)	You continue to comply with the terms of your employee patent and trade secret agreement and with all other agreements with, and obligations and duties to, the Company and any of its subsidiaries and affiliates (hereafter, together, the “Company”), and refrain from conducting yourself in a manner adversely affecting the Company;

(ii)	Without limiting the generality of the foregoing, while employed by the Company and for two years following your separation from service with the Company for any reason, you
o	Refrain from engaging in any activity in competition with the Company, whether as an officer, director, employee, consultant, advisor, agent, broker, independent contractor, partner, shareholder, or principal of any corporation, partnership, proprietorship, firm, association, person or other entity;

o	Refrain from undertaking any employment or activity wherein the fulfillment of your duties would call upon you to reveal, to make judgments on, or otherwise to use any “confidential information” of the Company;

o	Refrain from directly or indirectly, either for yourself or for any other person, diverting or taking away or attempting to divert or take away (or calling on or soliciting or attempting to call on or solicit) any of the Company’s customers or patrons, including but not limited to those upon whom you called or whom you solicited or with whom you became acquainted while employed by the Company; and

o	Refrain from directly or indirectly or by action in concert with others, inducing or influencing (or seeking to induce or influence) any person who is engaged (as an employee, agent, independent contractor, or otherwise) by the Company to terminate his or her employment or engagement.
If, in the Committee’s sole discretion, it is determined that you have breached any of the foregoing Conditions, after notice by registered mail directed to your last known address, all of your outstanding awards under the Plan, including any unexercised Options and any Restricted Shares which are still subject to restriction will be completely terminated. Notwithstanding any other provisions hereof, following or in connection with a Change in Control, the foregoing Conditions shall lapse and be of no further force or effect.
18.	Neither your FY2006 Awards, this Award Agreement, nor the Plan constitute a contract of employment; nor do they guarantee your continued employment for any period required for all or any of your Options to vest or become exercisable.

ATTACHMENT I
ORONA Schedule for Performance Period
3 October 2005- 30 September 2008

ORONA	Earnout Factor
11.0%	200%
10.0%	100%
9.5%	50%
9.0%	35%	subject to further reduction at
		the discretion of the Committee